Exhibit 10.1

TERM LOAN AGREEMENT

dated as of January 6, 2016

among

NOBLE ENERGY, INC.,

as the Borrower,

CITIBANK, N.A.,

as the Administrative Agent for the Lenders,

MIZUHO BANK, LTD.,

as the Syndication Agent for the Lenders,

and

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders

CITIGROUP GLOBAL MARKETS, INC.

and

MIZUHO BANK, LTD.

As Joint Lead Arrangers and Joint Bookrunners

i

ii

ANNEX, SCHEDULES AND EXHIBITS

ANNEX A		Maximum Amount of Non-Cash Impairment to Stockholders’ Equity Resulting from Non-Cash Write Downs of Oil and Gas Assets (as of June 30, 2015)

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Schedule of Commitments
SCHEDULE 6.8	-	Subsidiaries
SCHEDULE 7.2.2	-	Existing Liens

EXHIBIT 2.5	-	Form of Borrowing Request
EXHIBIT 2.6	-	Form of Continuation/Conversion Notice
EXHIBIT 2.8	-	Form of Note
EXHIBIT 5.1.4	-	Form of Opinion of Counsel
EXHIBIT 10.10	-	Form of Lender Assignment Agreement

iii

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of January 6, 2016 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among NOBLE ENERGY, INC., a Delaware corporation (the “Borrower”), CITIBANK, N.A (“Citibank”), as administrative agent (Citibank in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), MIZUHO BANK, LTD., as syndication agent (in such capacity, together with any successor(s) thereto in such capacity, the “Syndication Agent”), and certain financial institutions as are or may become parties hereto (collectively, the “Lenders”).

W I T N E S S E T H:

In consideration of the premises and mutual covenants herein contained the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means the Administrative Agent and the Syndication Agent, together with any successors in any such capacities.

“Agreement” means, on any date, this Term Loan Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning bribery or corruption.

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“Applicable Margin” means on any date and with respect to each Eurodollar Loan or Base Rate Loan, as applicable, the number of basis points per annum set forth below based on the Applicable Rating Level on such date:

Applicable Rating Level	Applicable Eurodollar Margin	Applicable Base Rate Loan Margin
Level I	100.0	10.0
Level II	112.5	12.5
Level III	125.0	25.0
Level IV	150.0	50.0
Level V	175.0	75.0

Changes in the Applicable Margin will occur automatically without prior notice. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Applicable Margin.

“Applicable Rating Level” means (i) at any time that Moody’s and S&P have the equivalent rating or split ratings of not more than one rating differential of the Borrower’s senior unsecured long-term debt, the level set forth in the chart below under the heading “Applicable Rating Level” opposite the rating under the heading “Moody’s” or “S&P” which is the higher of the two if split ratings or opposite the ratings under the headings “Moody’s” and “S&P” if equivalent, and (ii) at any time that Moody’s and S&P have split ratings of more than one rating differential of the Borrower’s senior unsecured long-term debt, the level set forth in the chart below under the “Applicable Rating Level” opposite the rating under the heading “Moody’s” or “S&P” which is one rating lower than the higher of the two split ratings.

Applicable Rating Level	Moody’s	S&P
Level I	≥A3	≥A-
Level II	Baal	BBB+
Level III	Baa2	BBB
Level IV	Baa3	BBB-
Level V	≤Bal	≤BB+

For example, if the Moody’s rating is Baal and the S&P rating is BBB, Level II shall apply.

For purposes of the foregoing, (i) “≥” means a rating equal to or more favorable than; “≤” means a rating equal to or less favorable than; “>” means a rating greater than; “<” means a rating less than; (ii) if a rating for the Borrower’s senior unsecured long-term debt is not available from one of the Rating Agencies, the Applicable Rating Level will be based on the rating of the other Rating Agency; (iii) if ratings for the Borrower’s senior unsecured long-term debt is available from neither S&P nor Moody’s, Level V shall be deemed applicable; (iv) if determinative ratings shall change (other than as a result of a change in the rating system used by any applicable Rating Agency) such that a change in Applicable Rating Level would result, such change shall effect a change in Applicable Rating Level as of the day on which it is first announced by the applicable Rating Agency, and any change in the Applicable Margin or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; (v) if the rating system of any of the Rating Agencies shall change prior to the date all obligations hereunder have been paid and the Commitments canceled, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, and pending such amendment, if no Applicable Rating Level is otherwise determinable based upon the foregoing, Level V shall apply; and (vi) in the event that either S&P or Moody’s is no longer in the business of providing ratings, Fitch shall be substituted for such entity for the purposes of this definition.

“Approved Fund” is defined in Section 10.10.1.

“Arrangers” means Citigroup Global Markets, Inc. and Mizuho Bank, Ltd., each in its capacity as a joint lead arranger and joint bookrunner of the facility contemplated by this agreement.

“ASC Topic 815” means FASB Accounting Standards Codification Topic 815 (formerly FAS 133) entitled “Derivatives and Hedging” issued by the Financial Accounting Standards Board in March of 2008, as amended from time to time.

“Assignee Lender” is defined in Section 10.10.1.

“Authorized Officer” means, relative to the Borrower, the President, any Senior Vice President, the Treasurer or the Secretary of the Borrower, or any other officer or employee of the Borrower specified to be an authorized signatory of the Borrower to the Administrative Agent in writing by any of the aforementioned officers of the Borrower.

“Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest most recently announced by Citibank at its Domestic Office as its base rate for Dollar loans; (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2%; and (c) the one-month Eurodollar Rate announced on any date of determination (or if there is no announcement on such day, on the immediately preceding day on which that rate is announced) plus 1.0%. The Base Rate is not necessarily intended to be the lowest rate of interest determined by Citibank in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Base Rate.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate.

“Borrower” is defined in the preamble, and includes its permitted successors and assigns.

“Borrowing” means any extension of credit (as opposed to any continuation or conversion thereof) made by the Lenders by way of Loans.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.5 hereto.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Houston, Texas; and (b) relative to the making, continuing, prepaying or repaying of any Eurodollar Borrowing, any day on which dealings in Dollars are carried on in the London and New York Eurodollar interbank market.

“Capitalization” means the sum, at any time outstanding and without duplication, of (a) Debt plus (b) Stockholders’ Equity.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

“Citibank” is defined in the preamble, and includes its successors and assigns.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, as to any Lender, the obligation, if any, of such Lender to make Loans pursuant to Section 2.1 of this Agreement in an aggregate principal amount up to but not exceeding the amount, if any, set forth opposite such Lender’s name on Schedule II, as the same may be reduced or adjusted from time to time in accordance with this Agreement, including Sections 2.1 and 2.2.

“Commitment Amount” means, on any date, One Billion Four Hundred Million Dollars ($1,400,000,000), as such amount may be reduced or adjusted from time to time in accordance with this Agreement, including Sections 2.1 and 2.2.

“Commitment Termination Date” means February 4, 2016.

“Consolidated Net Tangible Assets” means the total assets of the Borrower and its Subsidiaries (other than any Exempted Subsidiary) as of the most recent Fiscal Quarter end for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of the Borrower and its Subsidiaries (other than any Exempted Subsidiary) reflected on such balance sheet, minus total goodwill and other intangible assets of the Borrower and its Subsidiaries (other than any Exempted Subsidiary) reflected on such balance sheet, and minus any Project Assets of the Borrower and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit 2.6 hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s (a) Loans and (b) Commitment, at such time.

“Debt” means the consolidated Indebtedness of the Borrower and its Subsidiaries; provided, that Debt shall not include any Exempted Subsidiary Indebtedness; provided, further, that if any Indebtedness of an Exempted Subsidiary has recourse to the Borrower or a Subsidiary that is not an Exempted Subsidiary or their respective assets (in each case, other than recourse in respect of Project Assets), then the limit of such recourse (or all of the Indebtedness if unlimited recourse) and, in the case of recourse to assets, the book value of such assets, shall be treated as Debt of the Borrower or such Subsidiary, as applicable.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Margin” means two percent (2%) per annum.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent and the Required Lenders.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.1).

“Engagement Letters” is defined in Section 3.3.

“Environmental Law” means any federal, state, or local statute, or rule or regulation promulgated thereunder, any judicial or administrative order or judgment to which the Borrower or any Subsidiary is party or which are applicable to the Borrower or any Subsidiary (whether or not by consent), and any provision or condition of any governmental permit, license or other operating authorization, relating to protection of the environment, persons or the public welfare from actual or potential exposure for the effects of exposure to any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of, any chemical, raw material, pollutant, contaminant or toxic, corrosive, hazardous, or non-hazardous substance or waste, including petroleum.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Eurodollar Borrowing” means a borrowing hereunder consisting of the aggregate amount of the several Eurodollar Loans made by all or some of the Lenders to the Borrower, at the same time, at the same interest rate and for the same Interest Period.

“Eurodollar Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Eurodollar Rate.

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such in its Administrative Questionnaire or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing and relative to any Interest Period for Eurodollar Loans, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service as selected by the Administrative Agent in its reasonable discretion that publishes such rate from time to time as an authorized information vendor for the purpose of displaying such rates; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars then the Eurodollar Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” is defined in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any obligation of the Borrower hereunder (each, a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits and similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 4.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.6.4 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exempted Subsidiary” means a Subsidiary that both (a) is designated by the Borrower as an “Exempted Subsidiary” by written notice to the Administrative Agent and (b) whose assets consist principally of assets related to the Project or equity interests of another Exempted Subsidiary.

“Exempted Subsidiary Indebtedness” means Indebtedness of Exempted Subsidiaries to the extent such Indebtedness does not have recourse to the Borrower, any Subsidiary that is not an Exempted Subsidiary, or any of their respective assets (in each case, other than recourse in respect of Project Assets).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“GAAP” is defined in Section 1.4.

“Guaranteed Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s Guaranteed Liability shall be the lesser of (i) the limitation on such Person’s liability, if any, set forth in such agreement, undertaking or arrangement or (ii) the outstanding principal amount of the Indebtedness guaranteed thereby. Guaranteed Liabilities shall exclude any act or agreement in connection with any financing of a project owned by any Person that either (A) guarantees performance of the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or a portion of the project that is financed, except during any period, and then only to the extent, that such act or agreement is a guarantee of payment of such financing or (B) the obligation to pay or perform under which is contingent upon the occurrence of an event or condition which has not occurred, other than notice, the passage of time or such financing or any part thereof becoming due; provided, however, to the extent that any partial payment is required to be made under any such act or agreement providing for a contingent payment obligation as described in clause (B) above, “Guaranteed Liability” shall be deemed to include an amount equal to four (4) times such amount required to be paid during the Fiscal Quarter most recently ended, up to the full amount of the Guaranteed Liability as specified in the immediately preceding sentence.

“Hazardous Material” means: (i) any “hazardous substance”, as defined by CERCLA; (ii) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum, crude oil or any fraction thereof; (iv) any hazardous, dangerous or toxic chemical, material, waste or substance within the meaning of any Environmental Law; (v) any radioactive material, including any naturally occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. § 2011 et. seq., and any amendments or reauthorizations thereof; (vi) asbestos-containing materials in any form or condition; or (vii) polychlorinated biphenyls in any form or condition.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under derivative contracts, including interest rate or commodity swap agreements, interest rate or commodity cap agreements and interest rate or commodity collar agreements, and all similar agreements or arrangements.

“Herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.3.

“Including” means including without limiting the generality of any description preceding such term.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations relative to banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) all obligations of such Person to pay the deferred purchase price of property or services (except accounts payable arising in the ordinary course of business), (e) Indebtedness of others of the type described in clauses (a), (b), (c) or (d) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (such Indebtedness being the lesser of (i) the value of such property on the books of such Person or (ii) the outstanding principal amount of such Indebtedness); and (f) all Guaranteed Liabilities of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer except to the extent that such Indebtedness by its terms is expressly non-recourse to such general partner or joint venturer.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document.

“Information” is defined in Section 10.12.

“Initial Loan” is defined in Section 2.1.1.

“Interest Period” means, with respect to Eurodollar Borrowings, the period beginning on (and including) the date on which such Eurodollar Borrowing is made or continued as, or converted into, a Eurodollar Borrowing pursuant to Section 2.5 or 2.6 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six or twelve months or one week thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), or such other time period acceptable to each Lender, in each case, as the Borrower may select in its relevant notice pursuant to Section 2.5, provided, however, that (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates; (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to Eurodollar Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and (c) no Interest Period may end later than the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Law” means any law (including, without limitation, any zoning law or ordinance or any Environmental Law), statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, direction, requirement or decision of an agreement with or by any government or governmental department, commission, board, court, authority, agency, official or officer, domestic or foreign.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit 10.10 hereto.

“Lenders” means the financial institutions listed on the signature pages hereto and their respective successors and assigns in accordance with Section 10.10 (including any commercial lending institution becoming a party hereto pursuant to a Lender Assignment Agreement) or otherwise by operation of law.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or the performance of an obligation.

“Loan Documents” means this Agreement, each Borrowing Request, each Borrowing Notice, the Engagement Letters, any note, together in each case with all exhibits, schedules and attachments thereto, and all other agreements and instruments from time to time executed and delivered by the Borrower or any of its Subsidiaries pursuant to or in connection with any of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, property, financial condition or results of operations of the Borrower and its consolidated Subsidiaries (taken as a whole) or (ii) the ability of the Borrower to perform its payment obligations under any of the Loan Documents.

“Material Subsidiary” means each Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower that (a) on a consolidated basis for such Subsidiary and its Subsidiaries, as of the last day of any Fiscal Quarter, was the owner of more than five percent (5%) of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries or (b) is a Revolving Credit Agreement Foreign Borrower; provided that no Exempted Subsidiary shall be deemed to be a Material Subsidiary.

“Maturity Date” means the earlier of (a) January 6, 2019, and (b) the date on which the Obligations have become due and payable in full pursuant to the terms of Article VIII.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement and each other Loan Document.

“Organic Document” means, relative to the Borrower, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document) imposed with respect to an assignment (other than an assignment made pursuant to Section 4.10).

“Participant” is defined in Section 10.10.2.

“Payment Date” is defined in Section 3.2.3.

“Payment Office” means the principal office of the Administrative Agent, presently located at 1615 Brett Rd, New Castle, DE 19720.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Percentage” means, with respect to any Lender, the percentage set forth in Schedule II attached hereto, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lenders and delivered pursuant to Section 10.10.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Project” means a project constituting and/or directly related to oil, gas and energy exploration, development and/or production in the eastern Mediterranean Sea and such infrastructure, transportation, processing, marketing and/or other handling activities as may be incidental or related thereto.

“Project Assets” means (a) the assets of each Exempted Subsidiary (including equity interests of another Exempted Subsidiary) and (b) any assets of the Borrower and its Subsidiaries to the extent directly related to the Project (including equity interests in Exempted Subsidiaries but excluding any physical assets not located in the geographic vicinity of the eastern Mediterranean Sea) at any time directly or indirectly made subject to a Lien in favor of any Person as collateral security for Indebtedness of an Exempted Subsidiary.

“Quarterly Payment Date” means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

“Rating Agency” means either of S&P or Moody’s.

“Recipient” has the meaning given such term in the definition of “Excluded Taxes”.

“Regulation U” means any of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) from time to time in effect and shall include any successor or other regulations or official interpretations of the Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying Margin Stock and which is applicable to member banks of the Federal Reserve System or any successor Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means a “release”, as such term is defined in CERCLA.

“Required Lenders” means Lenders in the aggregate holding greater than 50% of the aggregate amount of the Credit Exposures of all Lenders.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et q., as in effect from time to time.

“Revolving Credit Agreement” means the Credit Agreement dated as of October 14, 2011 (as amended by the First Amendment, dated as of October 3, 2013, the Second Amendment dated as of August 27, 2015, and as may be further amended, restated, supplemented or otherwise modified from time to time).

“Revolving Credit Agreement Foreign Borrower” means a “Foreign Borrower” as defined in the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group and any successor thereto that is a nationally-recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Canada, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person that the Borrower knows is owned 50 percent or more by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, Canada, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Stockholders’ Equity” means, as of the time for which any determination thereof is to be made, (a) shareholders’ equity of the Borrower and its consolidated Subsidiaries (excluding any shareholders’ equity attributable to Exempted Subsidiaries) determined in accordance with GAAP, plus (b) the absolute cumulative amount by which such shareholders’ equity shall have been reduced by reason of non-cash write downs of oil and gas assets (i) in an amount not to exceed the amount specified on Annex A for the Fiscal Quarter of the Borrower ended June 30, 2015, and (ii) from time to time after June 30, 2015 and (c) either plus the amount by which such shareholders’ equity shall have been reduced by reason of any non-cash loss or minus the amount by which such shareholders’ equity shall have been increased by reason of any non-cash gain, in either case from changes in mark-to-market value of hedges, net of tax, resulting from the requirements of ASC Topic 815.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other business entity of which more than 50% of the outstanding equity interests having ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such corporation, limited liability company or other business entity (irrespective of whether at the time equity interests of any other class or classes of such corporation, limited liability company or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person and (b) any partnership of which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person holds more than 50% of the outstanding general partner interests.

“Syndication Agent” is defined in the preamble.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Transactions” is defined in Section 6.14.

“Total Debt to Capitalization Ratio” means the ratio of (a) Debt to (b) Capitalization.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Loan.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended, reformed or otherwise modified from time to time.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Borrowing Request, Continuation/Conversion Notice, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 6.5.

ARTICLE II

THE LOANS AND BORROWING PROCEDURES

SECTION 2.1 Loans.

SECTION 2.1.1 Initial Loans. Subject to the terms and conditions of this Agreement, on or after the Effective Date and at least one Business Day prior to the Commitment Termination Date, each Lender will make an initial Loan (with respect to each Lender, its “Initial Loan”) in Dollars to the Borrower (provided that all conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied or waived) in an amount equal to such Lender’ Percentage of the aggregate amount of Initial Loans requested by the Borrower to be made on such day up to but not exceeding such Lender’s Commitment. No amounts paid or prepaid with respect to such Loans may be reborrowed. Upon a Lender making such Loan, its Commitment shall be reduced by the amount of such Loan, and the Commitment Amount shall be reduced by a corresponding amount.

SECTION 2.1.2 Other Loans. Subject to the terms and conditions of this Agreement, after the date on which the Initial Loans are made and at any time prior to the Commitment Termination Date, each Lender will make a second Loan in Dollars to the Borrower (provided that all conditions precedent set forth in Section 5.2 shall have been satisfied or waived as of such date) in an amount equal to such Lender’s Percentage of the aggregate amount of Loans requested by the Borrower to be made on such day up to but not exceeding such Lender’s Commitment. No amounts paid or prepaid with respect to such Loans may be reborrowed. Upon a Lender making such Loan, its Commitment remaining at such date (if any) shall terminate and it shall have no further Commitment to make Loans, and the Commitment Amount shall be reduced by a corresponding amount.

SECTION 2.2 Availability of Loans. No Lender shall be permitted or required to make (a) any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans of all Lenders would exceed the Commitment Amount, or (b) any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans of such Lender would exceed the Lender’s Commitment remaining after giving pro forma effect to the related Borrowing Request. If any Commitments remain outstanding at 5:00 p.m. Central time on the Commitment Termination Date, such Commitments shall automatically and without notice terminate.

SECTION 2.3 [Reserved].

SECTION 2.4 Base Rate Loans and Eurodollar Loans. Subject to the terms and conditions set forth in Article V, each Loan shall be either a Eurodollar Loan or a Base Rate Loan as the Borrower may request, it being understood that Loans made to the Borrower on any date may be either Eurodollar Loans or Base Rate Loans or a combination thereof. As to any Eurodollar Loan, each Lender may, if it so elects, fulfill its commitment to make such Eurodollar Loan by causing its Eurodollar Office to make such Eurodollar Loan; provided, however, that in such event the obligation of the Borrower to repay such Eurodollar Loan nevertheless shall be to such Lender and shall be deemed to be held by such Lender for the account of such Eurodollar Office.

SECTION 2.5 Borrowing Procedures for Loans. The Borrower shall give the Administrative Agent prior written or telegraphic notice pursuant to a Borrowing Request (in substantially the form of Exhibit 2.5 hereto) of each proposed Borrowing or continuation, and as to whether such Borrowing or continuation is to be of Base Rate Loans or Eurodollar Loans, as follows:

SECTION 2.5.1 Base Rate Loans. The Administrative Agent shall receive written or telegraphic notice from the Borrower on or before 10:00 a.m. Central time on the date of the Borrowing and the amount of such Borrowing (which shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, or if less, the entire remaining Commitment Amount), and the Administrative Agent shall advise each Lender thereof promptly thereafter. Not later than 1:00 p.m., Central time, on the date specified in such notice for such Borrowing, each Lender shall provide to the Administrative Agent at the Payment Office, same day or immediately available funds covering such Lender’s Percentage of the requested Base Rate Loan. Upon fulfillment of the applicable conditions set forth in Article V with respect to such Base Rate Loan, the Administrative Agent shall make available to the Borrower the proceeds of each Base Rate Loan (to the extent received from the Lenders) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.

SECTION 2.5.2 Eurodollar Loans. The Administrative Agent shall receive written or telegraphic notice pursuant to a Borrowing Request from the Borrower on or before 2:00 p.m. Central time, at least three (3) Business Days prior to the date requested for each proposed Borrowing or continuation of a Eurodollar Loan, of the date of such Borrowing or continuation, as the case may be, the amount of such Borrowing or continuation, as the case may be (which shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000), and the duration of the initial Interest Period with respect thereto, and the Administrative Agent shall advise each Lender thereof promptly thereafter. Not later than 10:00 a.m., Central time, on the date specified in such notice for such Borrowing, each Lender shall provide to the Administrative Agent at the Payment Office, same day or immediately available funds covering such Lender’s Percentage of the requested Eurodollar Loan. Upon fulfillment of the applicable conditions set forth in Article V with respect to such Eurodollar Loan, the Administrative Agent shall make available to the Borrower the proceeds of each Eurodollar Loan (to the extent received from the Lenders) by wire transfer of such proceeds to such account(s) as the Borrower shall have specified in the Borrowing Request.

SECTION 2.6 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 2:00 p.m., Central time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) nor more than five (5) Business Days’ notice that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 of any Borrowings be, (i) in the case of Base Rate Loans, converted into Eurodollar Loans, or (ii) in the case of Eurodollar Loans, be converted into a Base Rate Loan or continued as a Eurodollar Loan of such Type (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (i) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Loans when any Event of Default has occurred and is continuing.

SECTION 2.7 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loan; provided, however, that such Eurodollar Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing, as the case may be, Dollar deposits in its Eurodollar Office’s interbank eurodollar market.

SECTION 2.8 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note, in substantially the form attached as Exhibit 2.8 hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.10.1) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date. Prior thereto, the Borrower:

(a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (i) any such prepayment shall be applied to the Lenders among Loans having the same Type and, if applicable, having the same Interest Period; (ii) all such voluntary prepayments of Eurodollar Loans shall require at least three Business Days’ prior written notice to the Administrative Agent; (iii) all such voluntary prepayments of Base Rate Loans shall be permitted on the same day as written notice is received by the Administrative Agent; and (iv) all such voluntary partial prepayments shall be in an minimum amount of $5,000,000 and an integral multiple of $1,000,000, or if less, the outstanding principal balance of the Loans; and

(b) shall, immediately upon any acceleration of the Maturity Date pursuant to Section 8.2 or Section 8.3, repay all Loans unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1 Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum: (a) on that portion maintained from time to time as a Base Rate Loan, equal to the Base Rate plus the Applicable Margin for Base Rate Loans, if any, from time to time in effect; and (b) on that portion maintained as a Eurodollar Loan, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans. All Eurodollar Borrowings shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Borrowing.

SECTION 3.2.2 Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation (including, without limitation, the payment of interest, fees or any other amounts under this Agreement or the other Loan Documents) of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans, if any, plus the Default Margin; provided, however, notwithstanding the foregoing, that interest for a Eurodollar Loan shall accrue for the then effective Interest Period at a rate per annum equal to the Eurodollar Rate currently applicable to such Eurodollar Loan plus the Default Margin.

SECTION 3.2.3 Payment Dates. Interest accrued on each Borrowing shall be payable, without duplication on the following dates (each a “Payment Date”): (a) on the Maturity Date; (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the amount of such principal prepaid or repaid; (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date; (d) with respect to Eurodollar Borrowings, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, every three months from the first day of such Interest Period); (e) with respect to any portion of Base Rate Loans converted into Eurodollar Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and (f) on that portion of any Borrowings the Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

SECTION 3.3 Fees. The Borrower agrees to pay to the Administrative Agent and each Arranger, for its own account, all fees due pursuant to (i) that certain engagement letter, dated as of December 29, 2015, between the Borrower, the Administrative Agent and Citigroup Global Markets, Inc., as Arranger, as amended from time to time and (ii) that certain engagement letter, dated as of December 29, 2015, between the Borrower and Mizuho Bank, Ltd., as Arranger, as amended from time to time (collectively, the “Engagement Letters”).

SECTION 3.4 Payment Office. The Borrower shall make all payments to the Administrative Agent at the Payment Office.

ARTICLE IV

CERTAIN EURODOLLAR AND OTHER PROVISIONS

SECTION 4.1 Eurodollar Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Borrowing as, or to convert any Borrowing into, a Eurodollar Borrowing, the obligations of such Lender to make, continue, maintain or convert any such Borrowings shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Borrowings of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion; provided, however, that the obligation of such Lender to make, continue, maintain or convert any such Eurodollar Borrowings shall remain unaffected if such Lender can designate a different Eurodollar Office for the making, continuance, maintenance or conversion of Eurodollar Borrowings and such designation will not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

SECTION 4.2 Deposits Unavailable or Eurodollar Interest Rate Unascertainable. If the Administrative Agent shall have determined that, by reason of circumstances affecting the Administrative Agent’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Borrowings, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.5.2 and Section 2.6 to make or continue any Borrowings as, or to convert any Borrowings into, Eurodollar Borrowings shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3 Increased Eurodollar Borrowing Costs, etc.. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Borrowings as, or of converting (or of its obligation to convert) any Borrowings into, Eurodollar Borrowings. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount; provided, however, that such Lender shall designate a different Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender. Such additional amounts shall be payable by the Borrower directly to such Lender within fifteen days of its receipt of such notice, and such notice shall be rebuttable presumptive evidence of the amount payable by the Borrower.

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Borrowing as, or to convert any portion of the principal amount of any Borrowing into, a Eurodollar Borrowing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Borrowings on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (b) any Borrowings not being made as Eurodollar Borrowings in accordance with the Borrowing Request therefor, (c) any Borrowings not being continued as, or converted into, Eurodollar Borrowings in accordance with the Continuation/Conversion Notice, or (d) the assignment of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.10, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within fifteen days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall be rebuttable presumptive evidence of the amount payable by the Borrower.

SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the liquidity or the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Borrowings made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall pay directly to such Lender, within fifteen days, additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return; provided, however, that such Lender shall designate a different Domestic or Eurodollar Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be rebuttable presumptive evidence of the amount payable by the Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it (in its sole discretion) shall deem applicable. For the purposes of this Section 4.5, the Dodd Frank Wall Street Reform and Consumer Protection Act, Basel III and all rules, regulations, orders, requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 4.5 for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.6 Taxes.

SECTION 4.6.1 All payments by the Borrower of principal of, and interest on, the Borrowings and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes. In the event that any withholding or deduction from any payment to be made by or on account of any obligation of the Borrower under any Loan Document is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will, within fifteen days (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and (c) to the extent that the withholding or deduction is made on account of Indemnified Taxes, pay to the Administrative Agent for the account of each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. A statement of such Lender as to any such amount or amounts (including calculations, in reasonable detail, showing how such Lender computed such amount or amounts) shall be promptly furnished by such Lender to the Borrower and shall be rebuttable presumptive evidence of such amount or amounts.

SECTION 4.6.2 If any Indemnified Taxes are directly asserted against the Administrative Agent, any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Indemnified Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Indemnified Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted; provided that the Borrower will not be obligated to pay such additional amounts to the Administrative Agent, such Lender to the extent that such additional amounts shall have been incurred as a consequence of the Administrative Agent’s or such Lender’s gross negligence or willful misconduct, as the case may be.

SECTION 4.6.3 If the Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify such Lenders for any incremental Indemnified Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

SECTION 4.6.4(i) Each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments of the Loans under this Agreement, execute and deliver to the Borrower and the Administrative Agent, on or about the first scheduled Payment Date in each Fiscal Year and as otherwise reasonably requested by the Borrower or the Administrative Agent, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8IMY (with documentation of the direct and indirect beneficial owners of such entity attached thereto) or Form W-8 ECI or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes, and shall (but only so long as such Lender remains lawfully able to do so) deliver to the Borrower and the Administrative Agent additional copies of such forms on or before the date that such forms expire or become obsolete or after the occurrence of an event requiring a change in the most recent form so delivered by it and such amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or fees or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, withholding tax at such rate shall be considered an “Excluded Tax”. For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the forms required pursuant to this paragraph, if any (other than if such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section with respect to Indemnified Taxes imposed by the United States which Indemnified Taxes would not have been imposed but for such failure to provide such form.

(ii) If any Lender or the Administrative Agent is a U.S. Person, such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

SECTION 4.6.5 If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its applicable Eurodollar or Domestic Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole discretion of such Lender, is not otherwise disadvantageous to such Lender. No Lender shall be entitled to receive any greater payment under this Section as a result of the designation by such Lender of a different applicable Eurodollar or Domestic Office after the date hereof, unless such designation is made with the Borrower’s prior written consent or by reason of the provisions of Sections 4.1, 4.3 or 4.5 requiring such Lender to designate a different applicable Eurodollar or Domestic Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 4.6.6 If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding of Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or the Administrative Agent, as applicable, as may be necessary for either the Borrower or the Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.6.6, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 4.6.7 Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 4.6.8 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.6.8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. This Section 4.6.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 4.6.9 To the extent not indemnified pursuant to Section 4.6.1 or Section 4.6.2, the Borrower shall timely pay to the relevant authority, in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

SECTION 4.7 Special Fees in Respect of Reserve Requirements. With respect to Eurodollar Borrowings, the Borrower agrees to pay to each Lender on appropriate Payment Dates, as additional interest, such amounts as will compensate such Lender for any cost to such Lender, from time to time, of any reserve, special deposit, special assessment or similar capital requirements against assets of, deposits with or for the account of, or credit extended by, such Lender which are imposed on, or deemed applicable by, such Lender, from time to time, under or pursuant to (i) any Law, treaty, regulation or directive now or hereafter in effect (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System but excluding any reserve requirement included in the definition of Eurodollar Rate in Section 1.1), (ii) any interpretation or application thereof by any governmental authority, agency or instrumentality charged with the administration thereof or by any court, central bank or other fiscal, monetary or other authority having jurisdiction over the Eurodollar Borrowings or the office of such Lender where its Eurodollar Borrowings are lodged, or (iii) any requirement imposed or requested by any court, governmental authority, agency or instrumentality or central bank, fiscal, monetary or other authority, whether or not having the force of law. A written notice as to the amount of any such cost or any change therein (including calculations, in reasonable detail, showing how such Lender computed such cost or change) shall be promptly furnished by such Lender to the Borrower and shall be rebuttable presumptive evidence of such cost or change. The Borrower will not be responsible for paying any amounts pursuant to this Section accruing prior to 180 days prior to the receipt by the Borrower of the written notice referred to in the preceding sentence. Within fifteen (15) days after such certificate is furnished to the Borrower, the Borrower will pay directly to such Lender such additional amount or amounts as will compensate such Lender for such cost or change.

SECTION 4.8 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., Central time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.9 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.1, 4.3, 4.4, 4.5 and 10.4) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a) the amount of such selling Lender’s required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.10 Replacement of Lender on Account of Increased Costs, Eurodollar Lending Unlawful, Reserve Requirements, Taxes, Certain Dissents, etc. If (a) any Lender shall claim the inability to make or maintain Eurodollar Borrowings pursuant to Section 4.1 above, (b) any Lender is owed increased costs under Section 4.3 or Section 4.5 above, (c) any payment to any Lender by the Borrower is subject to any withholding tax pursuant to Section 4.6 above, (d) any Lender is owed any cost or expense pursuant to Section 4.7 above, or (e) in connection with any proposed amendment, modification, waiver or consent with respect to the interest or fees charged under the Agreement requiring consent of each Lender, the consent of the Required Lenders shall have been obtained, but the consent of one or more of the other Lenders whose consent is required shall not have been obtained, then the Borrower shall have the right, if no Event of Default or Default then exists, to replace such Lender with another bank or financial institution provided that (i) if it is not a Lender or an Affiliate thereof, such bank or financial institution shall be reasonably acceptable to the Administrative Agent and (ii) such bank or financial institution shall unconditionally purchase, in accordance with Section 10.10 hereof, all of such Lender’s rights and obligations under this Agreement and the other Loan Documents and the appropriate pro rata share of such Lender’s Loans and Commitments, without recourse or expense to, or warranty by, such Lender being replaced for a purchase price equal to the aggregate outstanding principal amount of the Loans payable to such Lender, plus any accrued but unpaid interest on such Loans, plus accrued but unpaid fees in respect of such Lender’s Borrowings and such Lender’s Percentage of the Commitments hereunder to the date of such purchase on a date therein specified. The Borrower shall be obligated to pay, simultaneously with such purchase and sale, the increased costs, amounts, expenses and taxes under Sections 4.1, 4.2, 4.3, 4.5, 4.6, and 4.7 above, any amounts payable under Section 4.4 and all other costs, fees and expenses payable to such Lender hereunder and under the Loan Documents, to the date of such purchase as well as all other Obligations due and payable to or for the benefit of such Lender; provided, that if such bank or financial institution fails to purchase such rights and obligations, the Borrower shall continue to be obligated to pay the increased costs, amounts, expenses and taxes under Sections 4.3, 4.5, 4.6, and 4.7 above to such Lender.

SECTION 4.11 Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to the Administrative Agent and each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Administrative Agent or such Lender limiting rates of interest which may be charged or collected by the Administrative Agent or such Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the Administrative Agent or a Lender then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (a) the provisions of this Section shall govern and control; (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by the Administrative Agent or such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by the Administrative Agent or such Lender (or, if such consideration shall have been paid in full, such excess refunded to the Borrower); (c) all sums paid, or agreed to be paid, to the Administrative Agent or such Lender for the use, forbearance and detention of the Indebtedness of the Borrower to the Administrative Agent or such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.2 together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to the Administrative Agent or such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to the Administrative Agent or such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to the Administrative Agent or such Lender if a varying rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section. For purposes of Section 303.201 of the Texas Finance Code, as amended, to the extent, if any, applicable to the Administrative Agent or a Lender, the Borrower agrees that the Highest Lawful Rate shall be the “indicated (weekly) rate ceiling” as defined in said Section, provided that the Administrative Agent or such Lender may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to the Administrative Agent or such Lender if greater.

ARTICLE V

CONDITIONS

SECTION 5.1 Effective Date. This Agreement and the obligations of the Lenders to fund the initial Borrowing hereunder shall become effective on the date on which each of the conditions precedent set forth in this Section 5.1 are satisfied or waived in writing by the Administrative Agent (with the consent of Required Lenders).

SECTION 5.1.1 Loan Documents. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement and each other required Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic (i.e., “pdf” or “tif”) format transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each required Loan Document. In addition, the Administrative Agent shall have received a promissory note for each Lender requesting its Loans be evidenced by a promissory note.

SECTION 5.1.2 Resolutions, etc. The Administrative Agent shall have received from the Borrower a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; and (b) the incumbency and signatures of its Authorized Officers, upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower canceling or amending such prior certificate.

SECTION 5.1.3 Organic Documents, etc. The Administrative Agent shall have received from the Borrower a certificate, dated the Effective Date, of an Authorized Officer certifying that attached thereto are true, correct and complete copies of the Organic Documents of the Borrower, together with all amendments thereto as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in Section 5.1.7(a)(i), and a certificate of good standing or equivalent document as to the Borrower, certified by the appropriate governmental officer in its jurisdiction of incorporation or formation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act.

SECTION 5.1.4 Opinion of Counsel. The Administrative Agent shall have received a favorable opinion, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from Thompson & Knight L.L.P., counsel to the Borrower, substantially in the form of Exhibit 5.1.4 hereto.

SECTION 5.1.5 Closing Fees, Expenses, etc. The Administrative Agent shall also have received all fees, costs and expenses due and payable pursuant to the applicable Engagement Letter and Sections 3.3 and 10.3, if invoiced prior to the Effective Date.

SECTION 5.1.6 Material Adverse Change; No Default. There shall have been no material adverse change in the consolidated business, condition (financial or otherwise), operations, performance or properties of any of the Borrower and its consolidated Subsidiaries taken as a whole since December 31, 2014, except as disclosed in Item 5.1.6 (Material Adverse Change) of the Disclosure Schedule. As of the Effective Date, no Default or Event of Default shall have then occurred and be continuing.

SECTION 5.1.7 Closing Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower dated the Effective Date and certifying to the satisfaction of the conditions set out in Section 5.1.6.

SECTION 5.2 All Borrowings. The obligation of each Lender to fund any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section.

SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing, the following statements shall be true and correct (a) the representations and warranties set forth in Article VI (other than the representations contained in Sections 6.6 and 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (b) no Default or Event of Default shall have then occurred and be continuing.

SECTION 5.2.2 Borrowing Request. Each Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3 Agent, Arranger and Lender Fees. The Administrative Agent shall have received for its own account, or for the account of the arrangers of the Loans hereunder and each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to the Engagement Letters and Sections 3.3 and 10.3 to be paid on the date of such Borrowing pursuant to the Engagement Letters.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VI.

SECTION 6.1 Organization, etc. The Borrower and each of its Subsidiaries is a corporation, partnership, limited partnership or limited liability company validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and to conduct its business substantially as currently conducted by it (except where the failure to be so qualified to do business or be in good standing or to hold any such licenses, permits and other approvals would not reasonably be expected to cause a Material Adverse Effect).

SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the Borrower’s participation in any transaction contemplated herein are within the Borrower’s powers, have been duly authorized by all necessary corporate action, and do not (a) contravene the Borrower’s Organic Documents; (b) contravene any material contractual restriction, law, governmental regulation or court decree or order, in each case binding on or affecting the Borrower; or (c) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties.

SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party, or for the Borrower’s participation in any transaction contemplated herein, except as have been obtained and remain in full force and effect. Neither the Borrower nor any of its Subsidiaries is or is “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.4 Validity; Enforceability, etc. This Agreement constitutes, and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except as (i) enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

SECTION 6.5 Financial Information. The balance sheets of the Borrower and each of its consolidated Subsidiaries as at September 30, 2015 and the related statements of earnings and cash flow, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the date thereof and the results of their operations for the period then ended except as disclosed in Item 6.5 (Financial Information) of the Disclosure Schedule.

SECTION 6.6 No Material Adverse Change. As of the Effective Date, since December 31, 2014, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower and its. Subsidiaries (on a consolidated basis), except as disclosed in Item 5.1.6 (Material Adverse Change) of the Disclosure Schedule.

SECTION 6.7 Litigation, Labor Controversies, etc. As of the Effective Date, there is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which would reasonably be expected to cause a Material Adverse Effect or which purports to affect the legality, validity or enforceability of, and the rights and remedies of the Administrative Agent and the Lenders under, this Agreement or any other Loan Document, except as disclosed in Item 6.7 (Litigation) of the Disclosure Schedule.

SECTION 6.8 Subsidiaries. Schedule 6.8 sets forth the name, the identity or corporate structure and the ownership interest of each direct or indirect Subsidiary as of the Effective Date. As of the Effective Date, the Borrower does not have any Subsidiaries other than the Subsidiaries identified in Schedule 6.8 (and such Schedule 6.8 shall specify any Subsidiaries that are Material Subsidiaries pursuant to the terms hereof as of the Effective Date).

SECTION 6.9 Taxes. The Borrower and each of its Subsidiaries which is a member of the Borrower’s consolidated U.S. federal income tax group has filed all federal tax returns and reports and all material state tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books except such returns and taxes for jurisdictions other than the United States with respect to which the failure to file and pay such taxes would not reasonably be expected to cause a Material Adverse Effect.

SECTION 6.10 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, but excluding the liquidation of any previously-terminated Pension Plan specified in Item 6.10 (Pension and Welfare Plans) of the Disclosure Schedule, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA, in either case which would reasonably be expected to cause a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Pension Plan which may result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which would reasonably be expected to cause a Material Adverse Effect. As of the Effective Date, except as disclosed in Item 6.10 (Pension and Welfare Plans) of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.11 Environmental Warranties and Compliance. The liabilities and costs of the Borrower and its consolidated Subsidiaries related to compliance with applicable Environmental Laws (as in effect on the date on which this representation is made or deemed made) would not reasonably be expected to cause a Material Adverse Effect.

SECTION 6.12 Regulation U. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Regulation U.

SECTION 6.13 Accuracy of Information. No certificate, statement or other information delivered herewith or hereto by or on behalf of the Borrower in writing to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a fact or omits to state any fact known to the Borrower or its Subsidiaries necessary to make the statements contained herein or therein not misleading as of the date made or deemed made, except to the extent that any untrue statement or omission would not reasonably be expected to cause a Material Adverse Effect; provided that, with respect to projected information, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.14 Use of Proceeds. The proceeds of each Borrowing shall be used (a) to purchase pursuant to tender offers, or otherwise repurchase, redeem, repay, defease or refinance, some or all of Borrower’s outstanding 5.875% Senior Notes due 2024, 5.875% Senior Notes due 2022 and 5.625% Senior Notes due 2021 (collectively, the “Tender Transactions”) and (b) to pay fees and expenses in connection with the Tender Transactions and this Agreement.

SECTION 6.15 Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. The Borrower and each of its Subsidiaries are in compliance with all applicable Anti-Corruption Laws and Sanctions. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors or officers, or (b) to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary (in each case, acting in their capacity as such), is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower as having been prepared in accordance with GAAP;

(b) as soon as available and in any event within 75 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) as having been prepared in accordance with GAAP in a manner acceptable to the Administrative Agent and the Required Lenders by independent public accountants of recognized national standing;

(c) as soon as available and in any event at the time of each delivery of financial reports under subsections (a) and (b) of this Section 7.1.1, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.3;

(d) promptly, and in any event within three Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries becomes aware of the existence of the occurrence of each Default, a statement of the chief executive officer or the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(e) promptly, and in any event within three Business Days after an Authorized Officer of the Borrower or any of its Subsidiaries becomes aware of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 which would reasonably be expected to cause a Material Adverse Effect, or (y) the commencement of any material labor controversy, litigation, action, proceeding of the type described in Section 6.7 which would reasonably be expected to cause a Material Adverse Effect, notice thereof and copies of all documentation relating thereto requested by the Administrative Agent or any Lender;

(f) promptly after the sending or filing thereof, copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 303(k) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any liability, fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, in each case, which would reasonably be expected to cause a Material Adverse Effect, notice thereof and copies of all documentation relating thereto; and

(h) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

To the extent any documents which are required to be delivered pursuant to Section 7.1.1 are included in materials otherwise filed with the Securities and Exchange Commission, such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address: http://www.nobleenergyinc.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and the Administrative Agent shall give prompt notice to the Lenders of the receipt by the Administrative Agent of such notice. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 7.1.1(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 7.1.2 Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all Laws, such compliance to include, without limitation: (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and (c) all Environmental Laws; except, in each case, where the failure to so comply would not reasonably be expected to cause a Material Adverse Effect.

SECTION 7.1.3 Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable or unless failure to so preserve, maintain, protect or keep its properties would not reasonably be expected to cause a Material Adverse Effect.

SECTION 7.1.4 Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses in similar locations.

SECTION 7.1.5 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect, in accordance with GAAP, all of its business affairs and transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable prior notice to the Borrower, to visit all of its offices, to discuss its financial matters with its officers and employees and to examine any of its books or other corporate records; provided, however, that prior notice to the Borrower shall not be required if an Event of Default has occurred or is continuing.

SECTION 7.1.6 Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, cause all material properties and businesses to be regularly conducted, operated, maintained and developed in a good and workmanlike manner, as would a prudent operator and in accordance with all applicable federal, state and local laws, rules and regulations, except for any failure to so operate, maintain and develop that would not reasonably be expected to cause a Material Adverse Effect.

SECTION 7.2 Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1 Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity if, as a result thereof, the Borrower and its Subsidiaries taken as a whole would no longer be principally engaged in the business of oil, gas and energy exploration, development, production, processing and marketing and such activities as may be incidental or related thereto.

SECTION 7.2.2 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

(b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders or bids, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(e) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

(f) Liens in favor of the United States of America or any state thereof or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute;

(g) Liens required by any contract or statute in order to permit the Borrower or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either;

(h) Liens which exist prior to the time of acquisition upon any assets acquired by the Borrower or any Subsidiary (including Liens on assets of any Person at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Subsidiary); provided that (i) the Lien shall attach solely to the assets so acquired (or of the Person so acquired, merged or consolidated), and (ii) in the case of Liens securing Indebtedness, the aggregate principal amount of all Indebtedness of Subsidiaries secured by such Liens shall be permitted by the limitations set forth in Section 7.2.4;

(i) Liens securing Indebtedness owing by any Subsidiary to another Subsidiary or to the Borrower;

(j) Liens pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out agreements, division orders, contracts for the processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

(k) Liens set forth on Schedule 7.2.2 which are existing on the Effective Date;

(l) Liens on debt of or equity interests in a Person that is not a Subsidiary;

(m) Liens on cash and cash equivalents to secure payment or performance under futures, forwards or Hedging Obligations, and other obligations of a like nature, in each case in the ordinary course of business;

(n) Liens securing Indebtedness of the Borrower or its Subsidiaries incurred to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment); provided that such Indebtedness when incurred shall not exceed the purchase price and costs, as applicable, of acquisition, construction or improvement of the asset(s) financed and all fees, costs and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses;

(o) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses of this Section or of any Indebtedness secured thereby; provided that in the case of Liens securing Indebtedness, the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or part of substantially the same property or revenue subject of the Lien extended, renewed or replaced (plus improvements on such property);

(p) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board or any other governmental authority performing a substantially equivalent role; and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(q) Liens on Project Assets; and

(r) Liens upon assets of the Borrower and its Subsidiaries created after the date hereof not otherwise permitted by this Section 7.2.2, provided that (i) the aggregate Indebtedness secured thereby and incurred on or after the date hereof shall not exceed fifteen percent (15%) of Consolidated Net Tangible Assets in the aggregate at any one time outstanding and (ii) that such Liens do not encumber or attach to any equity interest in a Subsidiary.

SECTION 7.2.3 Financial Covenant - Total Debt to Capitalization. The Borrower will not permit the Total Debt to Capitalization Ratio, expressed as a percentage, to exceed 65% at any time

SECTION 7.2.4 Subsidiary Indebtedness. The Borrower will not permit any of its Subsidiaries to contract, create, incur or assume any Indebtedness for borrowed money, other than:

(a) Indebtedness owing by a Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower;

(b) purchase money Indebtedness to finance the acquisition, construction, or improvement, or capital lease of assets (including equipment); provided that such Indebtedness when incurred shall not exceed the purchase price and costs, as applicable, of acquisition, construction or improvement of the asset(s) financed and all fees, costs and expenses relating thereto;

(c) Indebtedness of a Subsidiary which exists prior to the time of acquisition of such Subsidiary (including Indebtedness at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Subsidiary) as long as such Indebtedness was not created in anticipation thereof;

(d) Indebtedness (i) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (ii) arising from the honoring by a bank or other person of a check, draft or similar instrument inadvertently drawing against insufficient funds;

(e) Indebtedness not otherwise permitted under any other clause of this Section 7.2.4 so long as each Subsidiary of the Borrower incurring such Indebtedness has delivered to the Administrative Agent (i) a guaranty in a form and substance reasonably satisfactory to the Administrative Agent and (ii) a certificate of an Authorized Officer certifying the adoption of board resolutions authorizing such Subsidiary guaranty;

(f) extensions, refinancing, renewals or replacements (or successive extensions, refinancing, renewals, or replacements), in whole or in part, of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement;

(g) Exempted Subsidiary Indebtedness; and

(h) any other Indebtedness not otherwise permitted by this Section 7.2.4 in a principal amount not to exceed ten percent (10%) of Consolidated Net Tangible Assets in the aggregate at any one time outstanding.

SECTION 7.2.5 Consolidation, Merger, etc. The Borrower will not liquidate or dissolve, nor consolidate with, or merge into or with, any other Person except (a) any Subsidiary and (b) so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, any other Person, in either case so long as the Borrower is the surviving entity.

SECTION 7.2.6 Restrictive Agreements. The Borrower will not and will not permit any of its Material Subsidiaries to enter into any agreement prohibiting the ability of any Material Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Material Subsidiary to make any payment, directly or indirectly, to the Borrower, other than (i) agreements or arrangements in respect of Indebtedness of a Person which exist at the time such Person is merged or amalgamated with a Subsidiary or existing at the time such Person becomes a Subsidiary, so long as such Indebtedness was not created in anticipation thereof and in respect of Indebtedness secured by a Lien encumbering any assets acquired by a Subsidiary, so long as such Indebtedness was not created in anticipation thereof and extensions, refinancings, renewals or replacements that would be permitted under Section 7.2.4, and (ii) agreements or arrangements with respect to which the sum of all Indebtedness entitled to the benefit of such agreements or arrangements plus the aggregate Minority Equity Value of all Material Subsidiaries subject to such restriction does not exceed 10% of Consolidated Net Tangible Assets; where the term “Minority Equity Value” means the product of the Consolidated Net Tangible Assets attributable to such Material Subsidiary (but without reduction for minority equity interests) times the percentage of the equity interests of such Material Subsidiary owned by a Person other than the Borrower and its Subsidiaries that are entitled to the benefit of such agreement or arrangement.

SECTION 7.2.7 Anti-Corruption Laws and Sanctions. The Borrower will not directly, or to the Borrower’s knowledge, indirectly, use the proceeds of any Borrowing (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (B) in any other manner that would result in a violation of Sanctions or applicable Anti-Corruption Laws applicable to any party hereto.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any interest on any Loan, of any fee hereunder or of any other Obligation.

SECTION 8.1.2 Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made hereunder or in any other Loan Document executed by it or any certificates delivered pursuant to Article V is or shall be incorrect in any material respect when made or deemed made.

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Sections 7.1.1(d), 7.2.2, 7.2.3, 7.2.5, 7.2.6 or 7.2.7; provided that the imposition of any non-consensual Lien that is not permitted to exist pursuant to Section 7.2.2 shall not be deemed to constitute an Event of Default hereunder until thirty (30) days after the date of such imposition.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other provision contained herein (not constituting an Event of Default under the preceding provisions of this Section 8.1) or any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Material Subsidiaries, or of any reimbursed obligation in respect of letters of credit for which the Borrower or any of its Material Subsidiaries is an account party, in any case having a principal amount, individually or in the aggregate, in excess of $100,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness or reimbursement obligation if the effect of such default is to accelerate the maturity of any such Indebtedness or reimbursement obligation or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness or reimbursement obligation, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

SECTION 8.1.6 Judgments. Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries if such excess is not fully covered by valid and collectible insurance in respect thereof, the payment of which is not being disputed or contested by the insurer or the insurers, and either (i) proper or valid enforcement or levying proceedings shall have been commenced by any creditor upon such judgment or order or (ii) such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) consecutive days.

SECTION 8.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan in excess of $100,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 303(k) of ERISA to the extent such action would reasonably be expected to cause a Material Adverse Effect.

SECTION 8.1.8 Change in Control. Any Change in Control shall occur.

SECTION 8.1.9 Bankruptcy, Insolvency, etc. The Borrower or any Material Subsidiary shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or Material Subsidiaries or any substantial portion of the property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any Material Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that the Borrower and each Material Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any Material Subsidiary, and, if any such case or proceeding is not commenced by the Borrower or such Material Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower and each Material Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in Section 8.1.9 shall occur with respect to the Borrower or any Material Subsidiary, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Borrowings and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.9 with respect to the Borrower or any Material Subsidiary) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Borrowings and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and/or the Commitments shall terminate.

ARTICLE IX

THE AGENTS

SECTION 9.1 Actions. Each Lender hereby appoints (i) CITIBANK, N.A. as the Administrative Agent under this Agreement and each other Loan Document, and (ii) MIZUHO BANK, LTD., as Syndication Agent under this Agreement and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender acknowledges that the Syndication Agent shall not have any duties or obligations under this Agreement or any other Loan Document in connection with its capacity as Syndication Agent. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each of the Agents, pro rata according to such Lender’s Percentage, WHETHER OR NOT RELATED TO ANY SINGULAR, JOINT OR CONCURRENT NEGLIGENCE OF THE AGENTS, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, any Agent in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which such Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from such Agent’s gross negligence or willful misconduct. None of the Agents shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of any Agent shall be or become inadequate, in such Agent’s determination, as the case may be, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, none of the Agents shall have any duties or responsibilities, except as expressly set forth herein, nor shall any of the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Agents.

SECTION 9.2 Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., Central time, on the day prior to a Borrowing (except with respect to a Borrowing comprised of Base Rate Loans, in which case notice shall be given no later than 12:00 noon, Central time, on the date of the proposed Borrowing) that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.

SECTION 9.3 Exculpation. None of the Agents and their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action. Each of the Agents shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4 Successor. Any of the Agents may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as the successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After a retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and Section 10.4 (and, with respect to the Administrative Agent, Section 10.3) shall continue to inure to its benefit.

SECTION 9.5 Loans by the Agents. Each of the Agents shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates and may exercise the same as if it were not an Agent. Each of the Agents and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not an Agent hereunder.

SECTION 9.6 Credit Decisions. Each Lender acknowledges that it has made its own credit decision to extend its Commitments hereunder (i) independently of each of the Agents and each other Lender, and (ii) based on such Lender’s review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate. Each Lender also acknowledges that it will continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document (i) independently of each of the Agents and each other Lender, and (ii) based on such other documents, information and investigations as it shall deem appropriate at any time.

SECTION 9.7 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would: (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender; (b) modify the first sentence of Section 4.8, Section 4.9 or this Section 10.1, change the definition of “Required Lenders” or extend the Maturity Date, shall be made without the consent of each Lender; (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the Lender which made such Loan or is otherwise affected thereby or (d) affect adversely the interests, rights or obligations of any Agent as an Agent shall be made without the consent of such Agent; provided, further, that no such amendment, modification or waiver which would either increase the Commitment or the Percentage of any Lender, or modify the rights, duties or obligations of any Agent, shall be effective without the consent of such Lender or such Agent, as applicable. No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic (i.e., “pdf” or “tif”) format, as follows:

(i) if to the Borrower, to:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

Attention: Treasurer

Telephone No.: (281) 872-3107

Facsimile No.: (281) 872-3121

(ii) if to the Administrative Agent, to:

Citibank, N.A.

1615 Brett Rd

New Castle, DE 19720

Attention: Agency Operations

Telephone No.: (302) 894-6010

Facsimile No.: (646) 274-5080

Email: glagentofficeops@citi.com

(iii) if to the Syndication Agent or any other Lender, to it at its address (or facsimile number) provided to the Administrative Agent and the Borrower or as set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.3 Payment of Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent, the Arrangers, and other Agents in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modification to this Agreement or any other Loan Document, and (ii) the Administrative Agent and the Lenders in connection with the enforcement by the Lenders or the Administrative Agent of, or the protection of rights under, this Agreement and each other Loan Document. The Administrative Agent, the other Agents, the Arrangers and each Lender agree to the extent feasible, and to the extent a conflict of interest does not exist in the reasonable opinion of the Administrative Agent, the other Agents, the Arrangers or any Lender, to use one law firm in each jurisdiction in connection with the foregoing, to the extent they seek reimbursement for the expenses thereof from the Borrower. Each Lender agrees to reimburse the Administrative Agent on demand for such Lender’s pro rata share (based upon its respective Percentage) of any such costs or expenses not paid by the Borrower. In addition, the Borrower agrees to pay, and to save the Administrative Agent, the other Agents, the Arrangers and the Lenders harmless from all liability for, any stamp or other taxes (other than Excluded Taxes) which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, or of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

SECTION 10.4 Indemnification; Waiver of Consequential Damages. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds each Agent, the Arrangers and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”), WHETHER OR NOT RELATED

TO ANY NEGLIGENCE OF THE INDEMNIFIED PARTIES, free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), whether brought by a third party or by the Borrower and regardless of whether any Indemnified Party is a party thereto, including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties; any Loan or the use of the proceeds therefrom, any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, the Arrangers or such Lender is party thereto; any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. This Section 10.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNIFIED PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN, OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNIFIED PARTY REFERRED SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; PROVIDED SUCH INDEMNIFIED PARTY HAS TAKEN AND MAINTAINS COMMERCIALLY REASONABLE EFFORTS AND CONTROLS TO SAFEGUARD THE USE AND ACCESS OF SUCH MATERIAL AND INFORMATION.

SECTION 10.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.

SECTION 10.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8 Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 10.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that: (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.10.

SECTION 10.10 Sale and Transfer of Loans and Commitments; Participations in Loans and Commitments. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section.

SECTION 10.10.1 Assignments. Any Lender at any time may assign and delegate:

(a) with notice to (but without the consent of) the Administrative Agent and the Borrower, to any of its Affiliates or to any other Lender, Lender Affiliate or Approved Fund (other than (i) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), and (ii) for the avoidance of doubt, the Borrower or any Affiliate of the Borrower), and

(b) with the written consent (which consent shall not be unreasonably delayed or withheld) of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (such consent of the Borrower being deemed given if the Borrower does not respond within five (5) Business Days of the Borrower’s receipt of written notice of such assignment), to one or more commercial banks or other financial institutions not described in clause (a) above (each Person described in this clause (b) or the foregoing clause (a) as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s total Loans and Commitments pursuant to a Lender Assignment Agreement executed by such Assignee Lender and such assigning Lender (and, in the case of an Assignee Lender described in clause (b) above, the Borrower (if applicable) and the Administrative Agent); provided that (i) such assignment and delegation shall be (x) of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitments and (y) in a minimum aggregate amount of $5,000,000 (or in a minimum amount of $1,000,000 in the case of an assignment to an Approved Fund with respect to which such Approved Fund plus the Lender or an Affiliate of such Lender who administers or manages such Approved Fund plus other Approved Funds administered or managed by the such Lender or an Affiliate of such Lender will then hold an amount of $5,000,000 or more), (ii) any such Assignee Lender will comply, if applicable, with the provisions of Section 4.6.5, and (iii) the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee Lender until (A) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender, (B) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent, (C) such Assignee Lender shall have delivered to the Administrative Agent an Administrative Questionnaire, and (D) the processing fees described below shall have been paid. For the purposes of this Section 10.10.1, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Accrued interest on that part of the predecessor Loans and Commitments, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Loans and Commitments shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500. Any attempted assignment and delegation not made in accordance with this Section shall be null and void.

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New Castle, Delaware a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

SECTION 10.10.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that (a) no participation contemplated in this Section 10.10 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document, (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations, (c) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents, (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold. The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 and 10.4, shall be considered a Lender; provided that this sentence shall not obligate the Borrower to pay more under such Sections that it would be obligated to pay had no such participation been granted. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.10 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 10.10.3 Pledge by Lender. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.11 Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and other information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS OR NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR THE SOUTHERN DISTRICT OF NEW YORK. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS OR NEW YORK AND OF

THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 10.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

SECTION 10.15 [Reserved].

SECTION 10.16 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

SECTION 10.17 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 10.18 No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another indenture, loan, security or debt agreement of the Borrower or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Agreement.

SECTION 10.19 No Fiduciary Duty. Each of the Administrative Agent, the Syndication Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar duty between the Lenders and the Borrower, its stockholders or its Affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NOBLE ENERGY, INC., as the Borrower

By:	/s/ Gerald M. Stevenson
Name:	Gerald M. Stevenson
Title:	Vice President and Treasurer

Signature Page

to Term Loan Agreement

CITIBANK, N.A., individually as a Lender and as the Administrative Agent

By:	/s/ Lisa Huang
Name:	Lisa Huang
Title:	Vice President

Signature Page

to Term Loan Agreement

MIZUHO BANK, LTD., individually as a Lender and as the Syndication Agent

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page

to Term Loan Agreement

BMO HARRIS BANK, N.A., individually as a Lender

By:	/s/ Matthew L. Davis
Name:	Matthew L. Davis
Title:	Vice President

Signature Page

to Term Loan Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, individually as a Lender

By:	/s/ Richard Anti
Name:	Richard Anti
Title:	Authorized Signatory

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

Signature Page

to Term Loan Agreement

EXPORT DEVELOPMENT CANADA, individually as a Lender

By:	/s/ Tamara Fathi
Name:	Tamara Fathi
Title:	Senior Associate

By:	/s/ : Christopher Wilson
Name:	: Christopher Wilson
Title:	Financing Manager

Signature Page

to Term Loan Agreement

TORONTO DOMINION (NEW YORK) LLC, individually as a Lender

By:	/s/ Rayan Karin
Name:	Rayan Karin
Title:	Authorized Signatory

Signature Page

to Term Loan Agreement

THE BANK OF NOVA SCOTIA, individually as a Lender

By:	/s/ J. Frazell
Name:	J. Frazell
Title:	Director

Signature Page

to Term Loan Agreement

ANNEX A

Maximum Amount of Non-Cash Impairment to Stockholders’ Equity

Resulting from Non-Cash Write Downs of Oil and Gas Assets

(as of June 30, 2015)

Maximum Amount……………$1,646,792,000.00

Annex A – Page 1

SCHEDULE II

NAME OF LENDER	COMMITMENTS
Citibank, N.A.	$200,000,000
Mizuho Bank, Ltd.	$200,000,000
BMO Harris Bank, N.A	$200,000,000
Canadian Imperial Bank of Commerce, New York Branch	$200,000,000
Export Development Canada	$200,000,000
The Bank of Nova Scotia	$200,000,000
Toronto Dominion (New York) LLC	$200,000,000

TOTAL	$1,400,000,000.00

Schedule II – Page 1

EXHIBIT 2.5

BORROWING REQUEST

Citibank, N.A., as Administrative Agent

1615 Brett Rd

New Castle, DE 19720

Attention: Agency Operations

Telephone No.: (302) 894-6010

Facsimile No.: (646) 274-5080

Email: glagentofficeops@citi.com

NOBLE ENERGY, INC.

Gentlemen and Ladies:

This Borrowing Request is delivered to you pursuant to Section 2.5 of the Term Loan Agreement, dated as of January 6, 2016 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the various other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Term Loan Agreement.

1. This Borrowing Request is made pursuant to the terms of Section 2.5 of the Term Loan Agreement.

2. Please be advised that the Borrower is requesting Loans in the amount of $         to be funded on             , 201     at the interest rate option set forth in paragraph 3 below.

3. The interest rate option applicable to the requested Loans shall be:

a.	the Base Rate

b.	the Eurodollar Rate for an Interest Period of:

             one week

             one month

             two months

             three months

             six months

             twelve months

Exhibit 2.5 – Page 1

4. The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Term Loan Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 are true and correct in all material respects.

5. Unless notification to the contrary is received by the Administrative Agent prior to the date on which funds are to be advanced, as of the date on which funds are to be advanced, no Default or Event of Default will have occurred and be continuing or will be caused by this Borrowing Request.

6. Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be Transferred Person to be Paid Name, Address, etc. of Transferee Lender

Name Account No.

$

Attention:

$

Attention:

Balance of such proceeds	Borrower

Attention:

Exhibit 2.5 – Page 2

The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this      day of             , 201    .

NOBLE ENERGY, INC.

By
Name:
Title:

Exhibit 2.5 – Page 3

EXHIBIT 2.6

CONTINUATION/CONVERSION NOTICE

Citibank, N.A., as Administrative Agent

1615 Brett Rd

New Castle, DE 19720

Attention: Agency Operations

Telephone No.: (302) 894-6010

Facsimile No.: (646) 274-5080

Email: glagentofficeops@citi.com

NOBLE ENERGY, INC.

Gentlemen and Ladies:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.6 of the Term Loan Agreement, dated as of January 6, 2016 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Term Loan Agreement.

The Borrower hereby requests that on             , 201    ,

(1) $         of the presently outstanding principal amount of the Loans originally made on             , 201     [and $          of the presently outstanding principal amount of the Loans originally made on             , 201  ],

(2) and all presently being maintained as [Base Rate Loans] [Eurodollar Loans],

(3) be [converted into] [continued as],

(4) [Eurodollar Loans having an Interest Period of              months] [Base Rate Loans].

The Borrower hereby:

(a) certifies and warrants that no Default or Event of Default has occurred and is continuing; and

(b) agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

Exhibit 2.6 – Page 1

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this      day of             , 201    .

NOBLE ENERGY, INC.

By
Name:
Title:

Exhibit 2.6 – Page 2

EXHIBIT 2.8

[FORM OF]

NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned, NOBLE ENERGY, INC., a Delaware corporation (the “Borrower”), promises to pay to                      (the “Lender”) on the Maturity Date in lawful money of the United States of America and in immediately available funds, the principal sum of                      AND     /100 DOLLARS ($        ) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to that certain Term Loan Agreement, dated as of January 6, 2016 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Term Loan Agreement”), among Borrower, the Lenders party thereto (including the Lender), Citibank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), and the other agents party thereto.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Term Loan Agreement.

This Note (the “Note”) evidences Indebtedness incurred under the Term Loan Agreement to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

NOBLE ENERGY, INC.

By
Name:
Title:

Exhibit 2.8 – Page 1

EXHIBIT 10.10

[Form of]

LENDER ASSIGNMENT AGREEMENT

Reference is made to that certain Term Loan Agreement, dated as of January 6, 2016 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Term Loan Agreement”), among Noble Energy, Inc., a Delaware corporation (the “Borrower”), Citibank, N.A., as administrative agent (in such capacity, together with any successor(s) thereto in such capacity, the “Administrative Agent”), the other agents party thereto, and certain commercial lending institutions as are or may become Lenders thereunder. Terms defined in the Term Loan Agreement are used herein with the same meanings, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Lender Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions contained in Annex 1 hereto and the terms and conditions of Section 10.10 of the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and every other Loan Document to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other Loan Document, or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b), collectively, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Lender Assignment Agreement, without representation or warranty by the Assignor.

THIS LENDER ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(1)	Legal Name of Assignor:

(2)	Legal Name of Assignee:
[and is a Lender/Lender Affiliate of [identify Lender]] [1]

(3)	Assignee’s Address for Notices:

[1]	Select as applicable

Exhibit 10.10 – Page 1

(4)	Borrower:	Noble Energy, Inc., a Delaware corporation

(5)	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Principal Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans (to at least 9 decimal places)
$	$		%
$	$		%
$	$		%

Exhibit 10.10 – Page 2

Effective Date:             , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Lender Assignment Agreement are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][2] Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement

Exhibit 10.10 – Page 3

[Consented to:][3]

NOBLE ENERGY, INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.

Exhibit 10.10 – Page 4

ANNEX I to Lender Assignment Agreement

STANDARD TERMS AND CONDITIONS FOR

LENDER ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by such Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates, or any other Person obligated with respect to the Term Loan Agreement or any other Loan Document or (iv) the performance or observance by the Borrower or any of its Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Term Loan Agreement or any other Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements under the Term Loan Agreement with respect to the transactions contemplated hereby (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) subject to acceptance and recording hereof pursuant to Section 10.10 of the Term Loan Agreement, from and after the Effective Date, it shall be party to the Term Loan Agreement and to the other Loan Documents and be bound by the provisions of the Term Loan Agreement as a Lender thereunder and to the other Loan Documents and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (v) it has received a copy of the Term Loan Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 7.1.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Term Loan Agreement and the other Loan Documents are required to be performed by it as a Lender.

Exhibit 10.10 – Page 5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Lender Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Lender Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Assignment Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Lender Assignment Agreement.

Exhibit 10.10 – Page 6